EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
RECEIVES EPA APPROVAL FOR AMENDED MASTER LABEL FOR EXCELYTE®

Amended EPA Label Includes Kill Claims for High Risk Healthcare Pathogens CRE Bacteria,  C. diff Spores, HIV and Tuberculosis and Food Pathogens Listeria and E. Coli

LITTLE RIVER, S.C., April 11, 2013 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), today announced that the U.S. Environmental Protection Agency (the “EPA”) approved an amendment to the Company’s master label for the Company’s anolyte disinfecting solution, marketed under the brand names Excelyte® and EcaFlo™.  The Company’s new EPA-approved label incorporates kill claims for certain high risk pathogens that pose a significant risk in healthcare facilities and pathogens that present significant problems in produce, livestock and food processing facilities that are inspected by the U.S. Department of Agriculture (the “USDA”).

The new kill claims that relate to healthcare facilities include Klebsiella pneumonia carbapenemase (KPC) and New Delhi Metallo-Beta Lactamase (NDM), Clostridium difficile spores (C. diff), Mycobacterium bovis (Tuberculosis), Vancomycin Resistant Enterococcus (VRE) and Human Immunodeficiency Virus (HIV).  The Company believes that it is the only manufacturer of anolyte disinfecting solution with an EPA-approved label that includes kill claims for KPC, NDM, C. diff spores, Tuberculosis and HIV.

KPC and NDM, the two most common types of carbapenem-resistant Enterobacteriaceae (CRE), were recently cited in a Centers for Disease Control and Prevention (the “CDC”) Health Advisory, due to each bacteria’s high level of drug resistance, the mortality rate for humans that become infected with the bacteria and the increase in cases involving each bacteria (see the CDC Health Advisory at http://www.bt.cdc.gov/HAN/han00341.asp).  C. diff is also a major problem for healthcare facilities due to its resistance to multiple antibiotics and, in its spore form, its resistance to routine disinfection products.

Both CRE and C. diff are hospital-acquired infections (HAIs) that most commonly occur in healthcare settings in patients who are receiving treatment for other conditions and who are taking long courses of certain antibiotics.  The rates of infection for both CRE and C. diff increase in direct proportion to the length of a patient’s stay at a healthcare facility.  Since CRE bacteria and C. diff are highly resistant to multiple drugs, preventing the spread of those bacteria has become a focal point requiring healthcare providers to establish new disinfecting protocols that incorporate the use of effective disinfectants such as Excelyte®.

The new kill claims related to USDA inspected produce, livestock and food processing facilities (fruits and vegetables, meat and poultry, and dairy and egg farms and processing facilities) inspected by the USDA include Listeria and E. coli.  Both Listeria and E. coli continue to be prevalent pathogens causing food poisoning in humans.  The amended EPA-approved label related to Listeria and E. coli permits Excelyte® to be applied on surfaces without requiring a rinse and also permits Excelyte® to be applied as a sanitizer.   When used as a sanitizer, Excelyte® can be diluted to a lower concentration.  Both the no rinse and sanitizer permitted uses are very important in agriculture, livestock and food processing facilities where larger volumes of disinfecting and sanitizing solution are required to cover the surface area.

The Company’s new EPA-approved label will continue to include kill claims for Staphylococcus aureus, Pseudomonas aeruginosa, Salmonella entercia, Methicillin-Resistant Staphylococcus aureus (MRSA) and Swine Flu Virus (H1N1).  Each of these bacteria was previously approved by the EPA for inclusion on the Company’s label for its anolyte disinfecting solution.

David LaVance, Chairman, President and Chief Executive Officer of the Company, commented that “Hospital acquired infections are a growing problem for healthcare facilities.  Infections caused by bacteria such as CRE and C. diff have a significant impact on healthcare cost and with the growing antibiotic resistance of bacteria such as CRE and C. diff, the only long-term practical solution is prevention.  Healthcare providers need to establish disinfection protocols that require the regular and rigorous treatment of their facilities in order to prevent the spread of bacteria that cause hospital acquired infections.  The efficacy and non-toxic nature of Excelyte® make it an ideal product for a healthcare facility in eliminating bacteria that cause hospital acquired infections.  Excelyte® is effective, can be applied in spray format and can completely cover a facility without compromising the health of the staff or patients.”

Healthcare providers interested in obtaining information from IET regarding Excelyte® should contact Tim Shields at 843-390-2500 x203 or by sending an email to healthcareinfo@ietltd.net.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company sells anolyte disinfecting solution under the EcaFlo™ and Excelyte® brand names and sells a cleaning solution under the Catholyte Zero™ brand name.  Both solutions are produced by the Company’s proprietary EcaFlo™ equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  EcaFlo™ Anolyte and Excelyte® solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control bacteria and viruses.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  The Company is currently focused on selling its anolyte solutions to agriculture and dairy farmers, oil and gas production companies and healthcare facilities.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net  (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 820-1415